UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT TO

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2014

KLEANGAS ENERGY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	333-176820 (Commission File Number)	26-2808844 (IRS Employer Identification No.)

3001 N. Rocky Pt. RD. Suite 200 Tampa, Florida (Address of principal executive offices)	33771 (Zip Code)

(727) 364-2744 Registrant's telephone number, including area code

__________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is being amended to include a description of the business operations of Second Cycle Recycling Inc. and the Stock Purchase Agreement as Exhibit 10.1 and to disclose certain litigation.

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Purchase Agreement

On June 3, 2014, the Board of Directors of Kleangas Energy Technologies, Inc. a Delaware corporation (the “Company”), finalized and authorized the execution of that certain stock purchase agreement dated June 3, 2014 (the "Stock Purchase Agreement") with Lori Willis ("Willis"), the sole shareholder of record of Second Cycle Recycling Inc., a private Indiana corporation ("SCR"). In accordance with the terms and provisions of the Stock Purchase Agreement, the Company shall acquire from Willis 100% of the total issued and outstanding shares of common stock of SCR in consideration of the purchase price of $300,000 (the "Purchase Price"), which shall include all the assets of SCR. Thus, SCR will become the wholly-owned subsidiary of the Company.

The Purchase Price shall be paid as follows: (i) issuance by the Company of 25,000,000 shares of its restricted common stock with a per share price of $0.004 for aggregate valuation of $100,000; and (ii) $200,000 with (a) $5,000 paid upon closing of the Stock Purchase Agreement, (b) $2,000 per week until the new facility is generating sufficient revenue pursuant to which the remaining balance will be paid in full or payments will be accelerated, (c) $500 per week to be applied to start-up expenses until the new facility is generating sufficient revenue pursuant to which the remaining balance will be paid in full or payments will be accelerated.

In further accordance of the terms and provisions of the Stock Purchase Agreement, the Company will invest $500,000 worth of equity and equipment over the next twelve months to expand the operations of SCR. Willis agrees to a non-compete agreement for a minimum of two years. It is anticipated that the Company will enter into an employment agreement with Willis as soon as SCR achieves profitability.

It is anticipated that the closing of the Stock Purchase Agreement will occur on or before June 30, 2014 together with the issuance of the 25,000,000 shares and payment of the $5,000 to Willis.

SCR is a paper pellet manufacturer that makes paper without a binder. The paper pellets are comprised 100% of paper without the use of gums, plastics or rubber to hold the pellets together. SCR has successfully infused fertilizer into its paper pellets. The pellets were tested by an independent lab. SCR will by applying for its land application permit with the State of Indiana and thus believes that this will open up markets into the horticulture, landscaping and farming industries. SCR has also successfully made kitty litter from its pellets and sells its products to pet store customers. The current products sold by SCR are animal bedding pellets, kitty litter, home heating pellets and absorbing pellets.

SECTION 8 - OTHER EVENTS

ITEM 8.01 OTHER EVENTS

On April 7, 2014, the Company through its lawyers filed a complaint against several John Does who had posted defamatory comments on Investor Hub under aliases captioned Kleangas Energy Technologies Inc., a Delaware corporation, Plaintiff, vs John Does Defendants.

Subsequently, the Company, through its lawyer, sent a demand letter dated June 6, 2014 (the "Demand Letter") to one of those specific aliases, Perry Ferzoco ("Ferzoco"). The Demand Letter specifically demands that Ferzoco cease and desist from circulating false and disparaging statements about the company through postings on a message board at Investors Hub. The Company believes its has suffered irreparable harm to its busienss reputation and business interests as a result of these false and disparaging statements posted by Ferzoco. The Demand Letter further demanded that Ferzoco pay all reasonable costs incurred by the Company in addressing this situation. The Company did not receive any response from Ferzoco.

Therefore, on June 10, 2014, the Company filed an amended complaint with the Circuit Court of the 11th Judicial District in and for Miami-Dade County, captioned Kleangas Energy Technologies Inc., a Delaware corporation, Plaintiff, vs. Perry Ferzoco, Defendent, Case No. 14-8954-CA-01 (the "Complaint"). The Complaint alleges that Ferzoco has continuously defamed the Company and its executive officers through postings on Investors Hub, an Internet forum for investors to gather and share market insights. The Company further alleges that such statements constitute defamation per se and seeks compensatory damages in excess of $15,000 to be proven at trial, attorneys fees and costs incurred, pre-judgment and post-judgment interest and any and all such other or additional relief as is just and proper.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Stock Purchase Agreement dated June 3, 2014 between Kleangas Energy Technologies Inc. and Lori Willis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 11, 2014	Kleangas Energy Technologies Inc.
/s/Bo Linton
By: Bo Linton
Its: CEO